Free Writing Prospectus (To the Prospectus dated September 21, 2005 and Prospectus Supplement dated November 1, 2006)	Filed Pursuant to Rule 433 Registration No. 333-126811 May 11, 2007

$[•] Automatically Redeemable SMORESSM Notes due October 25, 2029 Class A1 Notes, Class A2 Notes, Class B1 Notes and Class B2 Notes Medium-Term Notes, Series A, No. [•]

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Issue Date:	June 13, 2007

Maturity Date:	October 25, 2029

Participation Rate.	100%

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Interest Details per class of Notes. Each class of Notes is being offered separately.

Issuance	Interest Rate	Flat Price at Issuance	Accrued Interest at Issuance	Interest Accrual Period Corresponding to each Interest Payment Date	CUSIP/ISIN
Class A1 Notes	[•]% per annum	100.000	0.000

For the first interest payment date, the period from and including the issue date to but excluding such interest payment date.

For subsequent interest payment dates, the one-month period from the immediately preceding interest payment date to but excluding such interest payment date.

Class A2 Notes	[•]% per annum	100.000	0.000

For the first interest payment date, the period from and including the issue date to but excluding such interest payment date.

For subsequent interest payment dates, the one-month period from the immediately preceding interest payment date to but excluding such interest payment date.

Class B1 Notes	[•] % per annum	100.000	Interest Rate x 12/360 (from and including the first calendar day of the month of issuance to but excluding the issue date)	The calendar month preceding the month in which such interest payment date occurs.

Class B2 Notes	[•] % per annum	100.000	Interest Rate x 12/360 (from and including the first calendar day of the month of issuance to but excluding the issue date)	The calendar month preceding the month in which such interest payment date occurs.

The following terms relate to each separate offering of Notes, unless specified otherwise. Each class of Notes is being offered separately.

Interest Payment Date:	The 25th day of each calendar month, from June 2007 (in the case of Class A1 and Class A2 Notes) or July 2007 (in the case of Class B1 and Class B2 Notes) up to and including the maturity date or, if the Securities are automatically redeemed or redeemed at our option prior to maturity, the redemption date, subject in each case to the business day convention.

Optional Redemption Notification Date:	Last business day of the calendar month immediately preceding each interest payment date from December 2007 onwards (other than the maturity date). Assuming the Notes have not been automatically redeemed before such time, the first optional redemption notification date will be on November 30, 2007.

Review Date:	Fifth business day prior to an interest payment date (other than the maturity date), beginning from July 2007.

Redemption Date:	The interest payment date immediately following either (1) a review date on which automatic redemption of the Notes is triggered or (2) an optional redemption notification date on which notice of optional redemption of the Notes is given by us to the trustee.

Reference Pool:	The Reference Pool is a pool of fixed-rate, level payment, fully amortizing mortgages formed by Fannie Mae. The Reference Pool is identified by Fannie Mae as MBS Pool Number 831034 and underlies the mortgage-backed security issued by Fannie Mae on October 1, 2005 with CUSIP No. 31407HHK5.

Current Pool Factor:	The pool factor is an exact decimal, truncated to eight decimal places, equal to the total outstanding principal balance of all mortgages in the Reference Pool divided by the total original principal balance of all mortgages in the Reference Pool. Fannie Mae calculates and publishes the pool factor on or about the fourth business day of each month, which is reported by Bloomberg L.P. The most recent pool factor reported by Bloomberg L.P. on any review date is the Current Pool Factor for such review date.

Current Threshold Factor:	The threshold factor applicable to the Class A1 Notes and Class B1 Notes on each review date is set forth in Annex A to this document. The threshold factor applicable to the Class A2 Notes and Class B2 Notes on each review date is set forth in Annex B to this document.

Payment at Maturity:

If the Notes are not automatically redeemed or redeemed at our option prior to maturity and you hold your Notes to maturity, you will receive a cash payment at maturity equal to the principal amount of your Notes, in addition to one month’s interest payment.

Your principal is only protected if you hold the Notes to the earlier of maturity or redemption.

Optional Redemption	We may redeem any class of Notes, in whole but not in part, by giving written notice to the trustee of our intention to do so on any optional redemption notification date

Automatic Redemption:	Any class of Notes will be automatically redeemed, in whole but not in part, if, on any review date, the most recent pool factor reported by Bloomberg L.P. for the Reference Pool (the “Current Pool Factor”) is less than or equal to the threshold factor applicable to such class of Notes on such review date (the “Current Threshold Factor”).

Payment upon Redemption:

If the Notes are automatically redeemed or redeemed at our option, you will receive a cash payment on the redemption date equal to the principal amount of your Notes, in addition to one month’s interest payment.

Your principal is only protected if you hold the Notes to the earlier of maturity or redemption.

Business Day:	New York

Calculation Agent:	Barclays Bank PLC

Trustee:	Bank of New York

Business Day Convention:	Modified following

Day Count Convention:	30/360

Settlement:	DTC; global notes

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “ Risk Factors” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Per Note	Price to Public 100% of the full price at issuance		Agent’s Commission [•]% of the full price at issuance		Proceeds to Barclays Bank PLC [•]% of the full price at issuance
Total - Class A1 Notes	$	[•]	$	[•]	$	[•]
Total - Class A2 Notes	$	[•]	$	[•]	$	[•]
Total - Class B1 Notes	$	[•]	$	[•]	$	[•]
Total - Class B2 Notes	$	[•]	$	[•]	$	[•]

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus dated September 21, 2005, as supplemented by the prospectus supplement dated November 1, 2006 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This document, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 1, 2006 and prospectus dated September 21, 2005:

http://www.sec.gov/Archives/edgar/data/312070/000119312506219780/d424b2.htm

Our SEC file number is 1-10257. As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

TABLE OF CONTENTS

FREE WRITING PROSPECTUS

FREE WRITING PROSPECTUS SUMMARY	FWP-1
RISK FACTORS	FWP-5
THE REFERENCE POOL	FWP-9
ADDITIONAL TERMS OF THE NOTES	FWP-13
SUPPLEMENTAL TAX CONSIDERATIONS	FWP-14
TABLE OF THRESHOLD FACTORS FOR CLASS A1 NOTES / CLASS B1 NOTES	A-1
TABLE OF THRESHOLD FACTORS FOR CLASS A2 NOTES / CLASS B2 NOTES	B-1
PREPAYMENT HYPOTHETICALS	C-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-3
DESCRIPTION OF MEDIUM-TERM NOTES	S-19
TERMS OF THE NOTES	S-28
INTEREST MECHANICS	S-33
CERTAIN FEATURES OF THE NOTES	S-36
REFERENCE ASSETS	S-43
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-76
PLAN OF DISTRIBUTION	S-78
USE OF PROCEEDS AND HEDGING	S-80
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-80
VALIDITY OF SECURITIES	S-94

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PRESENTATION OF FINANCIAL INFORMATION	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF PREFERENCE SHARES	25
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	31
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	51
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	54
WHERE YOU CAN FIND MORE INFORMATION	54
FURTHER INFORMATION	55
VALIDITY OF SECURITIES	55
EXPERTS	55
EXPENSES OF ISSUANCE AND DISTRIBUTION	55

FREE WRITING PROSPECTUS SUMMARY

This section summarizes the following aspects of the Notes:

•	What are the Notes and how do they work?

•	What are some of the risks of the Notes?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Notes perform?

What Are the Notes and How Do They Work?

Each of the Class A1 Notes, Class A2 Notes, Class B1 Notes and Class B2 Notes (together, the “Notes”) represents a separate Notes offering. The Notes are senior debt issued by Barclays Bank PLC and are not secured by any collateral. The Notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The Notes will mature on October 25, 2029 unless they are automatically redeemed or redeemed at our option prior to such date.

The Notes are issued in denominations of $1,000, and such principal amount is fully principal protected. If the Notes are not automatically redeemed or redeemed at our option prior to maturity and you hold your Notes to maturity, you will receive a cash payment at maturity equal to the principal amount of your Notes, in addition to one month’s interest. However, if you attempt to sell the Notes prior to maturity or, if the Securities are redeemed (either automatically or at our option), prior to the redemption date, the market value of the Notes may be less than the principal amount of the Notes.

The Notes are subject to an automatic redemption feature, the likelihood and timing of which depends on the rate of principal repayment on a pool of fixed-rate, level payment, fully amortizing mortgages formed by the Federal National Mortgage Association (“Fannie Mae”) and identified by Fannie Mae as Pool Number 831034 (the “Reference Pool”). The Reference Pool underlies the mortgage participation certificates issued by Fannie Mae on October 1, 2005 with CUSIP No. 31407HHK5. At its origination on October 1, 2005, the Reference Pool had an original principal balance of $250,126,759.

Any class of Notes will be automatically redeemed, in whole but not in part, if, on any review date, the most recent pool factor reported by Bloomberg L.P. for the Reference Pool (the “Current Pool Factor”) is less than or equal to the Current Threshold Factor on such review date, with cash payment to follow on the redemption date.

Each month, Fannie Mae calculates and publishes a pool factor in relation to the Reference Pool, which is an exact decimal, truncated to eight decimal places, equal to the total outstanding principal balance of all mortgages in the Reference Pool divided by the total original principal balance of all mortgages in the Reference Pool. Following publication by Fannie Mae, such pool factor is reported by Bloomberg L.P. The Current Pool Factor for a given review date is the most recent pool factor reported by Bloomberg L.P. as of such review date. Currently this information is available by typing “fn831034 <Mtge> PDI <go>“ on Bloomberg.

The Current Pool Factor will decrease over time as the principal balance of the mortgage loans comprising the Reference Pool is repaid as a result of regularly scheduled repayments, and prepayments, of principal by the borrowers. In general, the greater the rate of increase in principal payments (including prepayments) of the mortgage loans comprising the Reference Pool over a given period of time, the greater will be the corresponding decrease of the Current Pool Factor over that same period of time.

The threshold factor applicable to any given class of Notes on any given review date is the value set forth opposite the month in which each such review date would ordinarily fall in the table set forth in, with

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respect to the Class A1 Notes and Class B1 Notes, Annex A to this document and, with respect to the Class A2 Notes and Class B2 Notes, Annex B to this document (the “Current Threshold Factor” with respect to such class of Notes).

In addition to the automatic redemption feature of the Notes, we may, at our option, redeem any class of Notes, in whole but not in part, by giving written notice to the trustee of our intention to do so on any optional redemption notification date. Unlike automatic redemption, which may occur in any month from July 2007 onwards, the earliest we may exercise our option to redeem the Notes is on December 26, 2007 by giving notice on the November 30, 2007 optional redemption notification date.

A review date is the fifth business day prior to an interest payment date (other than the maturity date). The final review date will be the fifth business day before the interest payment date that is immediately prior to the maturity date.

An optional redemption notification date is the last business day of the calendar month immediately preceding each interest payment date from December 2007 onwards (other than the maturity date). Assuming the Notes have not been automatically redeemed before such time, the first optional redemption notification date will be on November 30, 2007.

A redemption date is the interest payment date immediately following either (1) a review date on which automatic redemption of the Notes is triggered or (2) an optional redemption notification date on which notice of optional redemption of the Notes is given by us to the trustee.

If the Notes are automatically redeemed or redeemed at our option, you will receive a cash payment on the redemption date equal to the principal amount of your Notes, in addition to one month’s interest. If the Notes are not automatically redeemed or redeemed at our option prior to maturity, your investment in the Notes will continue until the maturity date, absent any sale by you in the secondary market. You will have no right of early redemption otherwise.

Interest will be paid monthly on the 25th day of each month, from June 25, 2007 (in the case of Class A1 Notes and A2 Notes) or July 25 2007 (in the case of Class B1 and Class B2 Notes) until either the maturity date or, if your Notes have been automatically redeemed or redeemed at our option prior to that date, the redemption date. We refer to these dates as “interest payment dates.” The interest payment on any interest payment date will include any interest calculated for the interest accrual period corresponding to such interest payment date. For the Class A1 Notes and Class A2 Notes, the corresponding interest accrual period is, with respect to the first interest payment date, the period from and including the issue date to but excluding such interest payment date and, for subsequent interest payment dates, the one-month period from and including the immediately preceding interest payment date to but excluding such interest payment date. For the Class B1 Notes and Class B2 Notes, the interest accrual period corresponding to an interest payment date is the calendar month preceding the month in which such interest payment date occurs.

	Class A1 Notes, Class A2 Notes	Class B1 Notes, Class B2 Notes
Delay between Interest Accrual Period and Interest Payment	0 days (subject to the business day convention)	24 days (subject to the business day convention)

First Day of Initial Interest Accrual Period	Date of issuance	1st calendar day of the month of issuance

Initial Interest Payment Date	June 25, 2007	July 25, 2007

Initial Coupon	12 days’ interest (June 13th to June 24th)	Regular (equivalent to the interest rate x 30/360)

Full Price at Issuance	100.00000000	100.00000000 plus accrued interest from and including the first calendar day of the month of issuance to but excluding the issue date

Initial Review Date	July 18, 2007	July 18, 2007

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Unlike some mortgage-backed or mortgage-linked investments which may pay both principal and interest in monthly payments, the monthly coupon payments on the Notes consist solely of interest. An investor’s principal is returned only at maturity or upon redemption. Moreover, unlike some mortgage-backed or mortgage-linked investments, the monthly coupon payments on the Notes will be at the rate described in this document for the applicable class of Notes, without regard to the lending rates on the mortgage loans comprising the Reference Pool.

For a further description of how your interest payments as well as how your payment upon the earlier of maturity or redemption will be calculated, see “– How Do the Notes Perform? – Hypothetical Examples” in this document and “Prepayment Hypotheticals” in Annex C to this document.

What Are Some of the Risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this document.

•

Any Automatic or Optional Redemption of the Notes May Limit Your Return – Upon any automatic redemption or redemption at our option, we will pay you 100% of the principal amount of the Notes, plus one month’s interest, on the redemption date. However, you may not be able to reinvest those proceeds at that time in an investment with an effective interest rate as high as the effective interest rate on the Notes.

•	Liquidity Risk – The Notes will not be listed on any securities exchange. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily.

•

Optional Redemption Risk – We may redeem the Notes at our option, and in our sole discretion, on any interest payment date (other than the maturity date) beginning with the December 2007 interest payment date. As a result, the principal amount of your Notes may be returned earlier than otherwise anticipated at a time that it cannot be reinvested in products generating an equivalent or greater yield.

•

Automatic Redemption Risk – If the rate of principal payments on the mortgage loans comprising the Reference Pool rises, the Current Pool Factor may decrease at a greater rate than it otherwise would have. Any decrease in the Current Pool Factor increases the risk that the Notes will be automatically redeemed. As a result, the principal amount of your Notes may be returned earlier than otherwise anticipated at a time that it cannot be reinvested in products generating an equivalent or greater yield. Because mortgagors generally may prepay their mortgage loans at any time, the rate of principal payments is likely to vary over time. If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. The prepayment rate is influenced by a complex array of factors and we cannot predict what the prepayment experience of the mortgage loans comprising the Reference Pool will be in any future periods.

•

Risks Related to the Reference Pool – As the automatic redemption feature of the Notes is linked to the Reference Pool, the likelihood that the Notes will be automatically redeemed and the timing of any such redemption will be affected by risks to which the mortgage loans comprising the Reference Pool are themselves subject. Such risks include, but are not limited to, interest rate risk, the financial condition of the underlying mortgagors, general economic conditions, the condition of the financial markets, political events and developments in any particular industry or geographic area, any concentrations with respect to property type, occupancy type, geographic location or other specific characteristic that now exist or might later develop (depending on the prepayment behavior of the underlying mortgagors) in the Reference Pool.

•	Extension Risk – If the rate of principal payments on the mortgage loans comprising the Reference Pool decreases, the Current Pool Factor may decrease at a slower rate than it otherwise would

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have. A slower rate of decrease in the Current Pool Factor decreases the likelihood that the Notes will be automatically redeemed. If the Notes are not automatically redeemed and are not redeemed at our option, then, absent a sale in the secondary market, the principal invested in the Notes will not be available to invest in potentially higher yielding investments which may then be available. You will have no right of early redemption otherwise. Because mortgagors generally may prepay their mortgage loans at any time, the rate of principal payments is likely to vary over time. If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. The prepayment rate is influenced by a complex array of factors and we cannot predict what the prepayment experience of the mortgage loans comprising the Reference Pool will be in any future periods.

Is This the Right Investment for You?

The Notes may be a suitable investment for you if:

•	You seek a guaranteed return of principal.

•	You are willing to hold your investment to maturity.

•	You seek a higher return than fixed income investments with comparable maturities and credit ratings without automatic or optional redemption features.

•	You seek enhanced returns without accompanying increase in credit risk.

•

You accept the risk that, if your investment is automatically redeemed or redeemed at our option, you may not be able to reinvest your redemption proceeds at an effective interest rate as high as the interest rate on the Notes.

•	You seek current income from this investment.

•

You are willing to accept the risk that increases in the repayment rate on the mortgage loans comprising the Reference Pool may, depending on the timing and magnitude of such increases, trigger an automatic redemption of the Notes on a given review date.

The Notes may not be a suitable investment for you if:

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the Notes to maturity.

•	You seek an investment with a guaranteed term.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments of comparable maturities and credit ratings without automatic redemption features.

•

You are not willing to accept the risk of an investment whose tenor is affected by the prepayment rates on the mortgage loans comprising the Reference Pool, which is in turn influenced by a variety of economic, social and other factors, including local and regional economic conditions, homeowner mobility and the availability of, and costs associated with, alternate financing.

•	You are not willing to accept the risk of an investment whose tenor is affected by the option of the issuer to redeem at its discretion.

What Are the Tax Consequences?

In the opinion of our counsel, Sullivan & Cromwell LLP, you will be taxed on any interest on your Notes at the time you receive the interest or when it accrues, depending on your method of accounting.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see “Supplemental Tax Considerations — Supplemental U.S. Tax Considerations” below.

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How Do the Notes Perform?

The following three examples illustrate the mechanics of how the Notes are redeemed or mature in different scenarios:

Example 1 (Automatic Redemption): The Current Pool Factor on September 18, 2007 (5 business days prior to September 25, 2007) is 0.75000000. The table in Annex A indicates that the Current Threshold Factor for Class A1 Notes and Class B1 Notes for September 2007 is 0.75757095. Because the Current Pool Factor is less than the Current Threshold Factor applicable to these classes of Notes, the Class A1 Notes and Class B1 Notes will be automatically redeemed. If you are the holder of Class A1 Notes or Class B1 Notes, you will receive the principal amount of such Notes and one-month’s coupon on such Notes on September 25, 2007.

The table in Annex B indicates that the Current Threshold Factor for Class A2 Notes and Class B2 Notes for September 2007 is 0.71934236. Because the Current Pool Factor is greater than the Current Threshold Factor applicable to these classes of Notes, the Class A2 Notes and Class B2 Notes will not be automatically redeemed. In addition, because we may not exercise our option to redeem the Notes until December 2007, the Class A2 Notes and Class B2 Notes may not be redeemed at our option. Hence, If you are the holder of Class A2 Notes and Class B2 Notes, you will receive a regular payment of one month’s coupon on September 25, 2007.

Example 2 (No Redemption to Maturity): The Current Pool Factor remains above the Current Threshold Factor for all four classes of Notes from the first review date in July 2007 to the last review date in September 2029. In addition, we do not exercise our option to redeem throughout the life of the Notes. In this scenario, if you are the holder of any of the four classes of Notes, you will receive a cash payment on the maturity date of October 25, 2029 (subject to the business day convention) equal to the full principal amount of the Notes plus one month’s coupon.

Example 3 (Optional Redemption): The Current Pool Factor remains above the Current Threshold Factor for all classes of Notes from the first review date in July 2007 until the March 2010 review date. However, on the optional redemption notification date on March 30, 2010, we exercise our option to redeem the Class A1 Notes and Class B1 Notes. On the April 2010 review date, the Current Threshold Factor for all four classes of Notes remains above the Current Pool Factor for such month. As a result of our having exercised our option to redeem with respect to the Class A1 Notes and Class B1 Notes, if you are the holder of Class A1 Notes or Class B1 Notes, you will receive the principal amount of such Notes and one-month’s coupon on such Notes on April 25, 2010, and your investment in the notes will terminate though the Current Threshold Factor applicable to such Notes did not fall below the Current Pool Factor on the April 2010 review date. In contrast, if you are a holder of Class A2 Notes or Class B2 Notes, because no automatic redemption will have occurred and because we did not exercise our right to redeem with respect to your Notes, you will receive only one-month’s coupon on April 25, 2010 and your investment in the Notes will continue.

RISK FACTORS

The Notes are unsecured obligations of Barclays Bank PLC and are not secured debt. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings: “Risk Factors – Risks Relating To All Notes” and “Risk Factors – Additional Risks Relating to Notes Which We May Call or Redeem (Automatically or Otherwise)”.

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Reinvestment Risk Associated With Any Automatic Redemption or Optional Redemption of the Notes May Limit Your Return

If the Current Pool Factor on any given review date is less than or equal to the Current Threshold Factor on any given review date, the Notes will be automatically redeemed. In addition, we may, at our discretion, exercise our option to redeem the Notes on any interest payment date (other than the maturity date) beginning with the December 2007 interest payment date. Your ability to receive the interest payments during the stated term is limited by both the automatic redemption feature of the Notes, as well as our ability to redeem the Notes at our option from the December 2007 interest payment date onwards. Upon any redemption, we will pay you 100% of the principal amount of the Notes, plus one month’s interest. However, you may not be able to reinvest those proceeds at that time in an investment with an effective interest rate as high as the effective interest rate on the Notes. Since prevailing interest rates are subject to fluctuation, there can be no assurance that you will be able to reinvest the payments received on the Notes at yields equaling or exceeding the yield on the Notes. It is possible that yields on such reinvestments will be lower, and may be significantly lower, than the yield on the Notes. You should carefully consider the related reinvestment risk in light of other investments that may be available to you.

Extension Risk May Limit Your Return

If the rate of principal payments on the mortgage loans comprising the Reference Pool decreases, the Current Pool Factor may decrease at a slower rate than it otherwise would have. A slower rate of decrease in the Current Pool Factor decreases the likelihood that the Notes will be automatically redeemed. If the Notes are not automatically redeemed and are not redeemed at our option, then, absent a sale in the secondary market, the principal invested in the Notes will not be available to invest in potentially higher yielding investments which may then be available. You will have no right of early redemption otherwise. If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. The prepayment rate is influenced by a complex array of factors and we cannot predict what the prepayment experience of the mortgage loans comprising the Reference Pool will be in any future periods.

Your Return on the Notes Is Limited to the Principal Amount Plus Interest

Whether the Notes are held until maturity, automatically redeemed or redeemed at our option prior to maturity, you will receive no more than the principal amount of your Notes plus one month’s interest on the maturity date or redemption date, as applicable, regardless of any appreciation in the value of the mortgage participation certificates which the Reference Pool underlies, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in such or similar mortgage participation certificates during the term of the Notes.

Market Factors May Influence Whether the Notes are Automatically Redeemed Prior to Their Maturity Date

Because prepayment rates on the mortgage loans comprising the Reference Pool may be affected by movements in market interest rates, movements in market interest rates may consequently also affect the likelihood that your Notes will be automatically redeemed. In general, as mortgage interest rates decline, borrowers tend to refinance their current, higher rate mortgages, which results in faster prepayment rates on the mortgage loans comprising the Reference Pool. On the other hand, as mortgage interest rates increase, borrowers tend not to refinance their mortgages, which results in slower prepayment rates on the mortgage loans comprising the Reference Pool. If the Notes are automatically redeemed or redeemed at our option prior to maturity, you may be unable to invest in securities with similar risk and yield as the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity

Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Lack of Liquidity

The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

Principal Payment Rates and Prepayment Behavior is Difficult to Predict

If the rate of principal payments (including prepayments) on the mortgage loans comprising the Reference Pool rises, this will cause the Current Pool Factor to decrease at a faster rate than it otherwise would have. A decrease in the Current Pool Factor will, in turn, increase the likelihood that the Notes will be automatically redeemed prior to maturity.

The rates of prepayments of mortgages, and therefore the rates of principal payments on the mortgage loans comprising the Reference Pool, are influenced by a variety of economic, social and other factors, including local and regional economic conditions, homeowner mobility and the availability of, and costs associated with, alternate financing. Such factors include but are not limited to:

•	Prevailing mortgage interest rates

•	Interest rate on the mortgage loans underlying the Reference Pool

•	Mortgage characteristics, such as the geographic location of the mortgaged properties, loan size, borrower credit scores or loan-to-value ratios.

•

Procedures implemented by mortgage originators and servicers to ease the burden on themselves and borrowers of processing refinance loans, which include reducing the amount of documentation and costs required to refinance and easing underwriting standards, which could encourage borrowers to refinance their mortgages.

•	Characteristics of the borrowers (such as credit rating) and their equity positions in their houses (whether the loan to value ratio is high or low).

•	The rate of defaults and resulting repurchases of the mortgages in a mortgage pool.

•	Active solicitation by originators and servicers to induce borrowers to refinance their mortgages.

If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. Since so many factors will affect the prepayment rate, we cannot predict the rate at which mortgagors will repay the mortgage loans comprising the Reference Pool. We cannot assure you that the actual prepayment rates of the mortgage loans comprising the Reference Pool will conform to any historical prepayment rates or any forecasts of prepayment rates described or reflected in any reports or studies relating to pools of mortgage loans.

FWP-7

Repurchase of the Mortgage Loans by Fannie Mae May Increase the Risk of Automatic Redemption

A mortgage repurchase by Fannie Mae will be treated by Fannie Mae as a prepayment in full of the mortgage being repurchased for purposes of calculating the Current Pool Factor. Fannie Mae may exercise discretion regarding whether and when to repurchase delinquent or defective mortgage loans, and is expected to apply that discretion to repurchase decisions according to the criteria it employs for comparable mortgage loans and securities without regard to the potential or actual impact of such exercise on the Reference Pool or the Notes. Such repurchases will increase the prepayment rate of the mortgage loans comprising the Reference Pool. As an increase in the prepayment rate will cause the Current Pool Factor to decrease further than it otherwise would have, repurchases by Fannie Mae will, accordingly, also increase the likelihood that your Notes will be automatically redeemed.

Geographic Concentration of the Mortgage Loans Comprising the Reference Pool in Particular Jurisdictions May Result in Greater Losses and Delinquencies in Mortgage Loans If Those Jurisdictions Experience Economic Downturns

Different geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on mortgage loans generally. Any regional concentration of the mortgage loans in a mortgage pool may present risk considerations in addition to those generally present for similar mortgage pools without such concentration. A downturn in the economy in this region of the country would more greatly affect the mortgage pool than if the mortgage pool were more diversified. For example, a greater incidence of borrower default in such a region would increase the rate of principal payments, causing the Current Pool Factor to decrease further than it otherwise would have, and in turn increasing the risk of an automatic redemption of the Notes.

Because of the relative geographic concentration of the mortgaged properties within certain states, delinquencies on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, fires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country. In addition, the economies of the states with high concentrations of mortgaged properties may be adversely affected to a greater degree than the economies of other areas of the country by certain regional developments. If the residential real estate markets in an area of concentration experience an overall decline in property values after the dates of origination of the respective mortgage loans, then the rates of delinquencies, foreclosures and losses on the mortgage loans may increase and the increase may be substantial.

Moreover, the concentration of mortgage loans comprising the Reference Pool with specific characteristics relating to the types of properties, property characteristics and geographic location is likely to change over time due to varying rates of principal payments on the mortgage loans comprising the Reference Pool. You should be aware that the prepayment experience of individual mortgage loans comprising the Reference Pool may have a more significant impact on concentration than would be the case if the Reference Pool were made up of multiple mortgage loan pools.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, determine the interest payments to be made on your Notes, whether your Notes will be subject to automatic redemption, and the amount of the return paid out to you on the Notes at maturity or on a redemption date. For a more detailed description of the calculation agent’s role, see “Description of Medium-Term Notes – Calculations and Calculation Agent” in the prospectus supplement.

FWP-8

If Fannie Mae were to discontinue or suspend calculation or publication of the Current Pool Factor or, despite continued publication of the Current Pool Factor, our right to use the Current Pool Factor is suspended or terminated, the calculation agent may be required to approve a successor Current Pool Factor or a successor Reference Pool. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Additional Terms of the Notes – Discontinuance of the Current Pool Factor” in this document.

The calculation agent will exercise its judgment when performing its functions. Since any determinations made by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Actions by Fannie Mae May Affect the Reference Pool

Actions by Fannie Mae may have an adverse effect on the Reference Pool or the price of the mortgage participation certificates which the Reference Pool underlies and, consequently, on the market value of the Notes should you decide to sell your Notes in the secondary market as well as on the calculation of the Current Pool Factor and thus the likelihood that your Notes will be automatically redeemed. Fannie Mae will not be involved with the administration, marketing or trading of the Notes or have any obligations with respect to the amounts to be paid to you on any interest payment date, at maturity or on a redemption date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes or the likelihood that your Notes will be automatically redeemed. Fannie Mae will not receive any of the proceeds of any offering of the Notes and will not be responsible for, or have participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued.

We are not affiliated with Fannie Mae and we have no ability to control or predict their actions. These actions could include errors in information calculated or published by Fannie Mae regarding the Current Pool Factor or any discontinuance by them of such publication. Although we may currently, or in the future, engage in business with Fannie Mae, neither we, nor any of our affiliates, including the calculation agent, assumes any responsibility for the adequacy or accuracy of any publicly available information about Fannie Mae, whether the information is contained in this document or otherwise. You should make your own investigation into Fannie Mae and the Reference Pool.

THE REFERENCE POOL

Except as otherwise noted, all information regarding the Reference Pool provided in this document is derived from Fannie Mae, Bloomberg L.P. or other publicly available sources. Such information reflects the policies of Fannie Mae as stated in such sources, and such policies are subject to change by Fannie Mae. We do not assume any responsibility for the accuracy or completeness of such information.

The Reference Pool

The Reference Pool is a pool of fixed-rate, level payment, fully amortizing mortgages, fixed-rate initial interest mortgages or fixed-rate balloon/reset mortgages formed by Fannie Mae. The Reference Pool is identified by Fannie Mae as Pool Number 831034 and underlies the mortgage participation certificates issued by Fannie Mae on October 1st, 2005 with CUSIP No. 31407HHK5.

Fixed Rate Mortgages

Fixed-rate mortgages have interest rates that are fixed when the mortgage is originated and do not change. The type of fixed-rate mortgages that are acquired and pooled in the Reference Pool by Fannie Mae are level payment mortgages. Level payment mortgages generally have original or modified terms to maturity of 10, 15, 20 or 30 years and provide for equal scheduled monthly payments of principal and interest that will fully amortize the principal balance of the mortgage over its term and pay interest as due.

FWP-9

These mortgages may include mortgages that have been converted from an adjustable to a fixed interest rate.

Below are key statistics regarding the composition of the Reference Pool (FN831034) as of May 7, 2007, as published by Fannie Mae (except as otherwise noted). More recent information regarding the Reference Pool since the date of this document is available on Fannie Mae’s website at www.fanniemae.com. We do not assume any responsibility for the accuracy or completeness of such information.

Overview

Weighted average interest rate	5.8740%
Original number of loans	1,117
Current number of loans	1,022
Weighted average loan age	20 months
Weighted average original loan term	359 months
Weighted average remaining maturity	337 months
Weighted average credit score	720
Weighed average loan-to-value ratio	74%
Median original loan size	$230,000

Quartile Distribution

The following quartile distribution tables highlight certain characteristics of the mortgage loans comprising the Reference Pool. Quartile 1 represents the range from the lowest value of the data to the data corresponding to the 25th percentile of the initial principal amount of the Reference Pool. Quartile 2 represents the range from the 25th percentile of the outstanding principal balance of the Reference Pool to the 50th percentile of the initial principal amount of the Reference Pool. Quartile 3 represents the range from the 50th percentile of the outstanding principal balance of the Reference Pool to the 75th percentile of the initial principal amount of the Reference Pool. Quartile 4 represents the range from the data corresponding to the 75th percentile of the initial principal amount of the Reference Pool to the highest data.

Quartile	Interest Rate
Quartile 1	5.750% - 5.875%
Quartile 2	5.875% - 5.875%
Quartile 3	5.875% - 5.875%
Quartile 4	5.875% - 6.250%

Quartile	Original Loan to Value Ratio
Quartile 1	18% - 67%
Quartile 2	67% - 79%
Quartile 3	79% - 80%
Quartile 4	80% - 100%

Quartile	Original Credit Score
Quartile 1	545 – 678
Quartile 2	678 – 720
Quartile 3	720 – 767
Quartile 4	767 – 823

FWP-10

Quartile	Remaining Term to Maturity
Quartile 1	74 months – 338 months
Quartile 2	338 months – 340 months
Quartile 3	340 months – 340 months
Quartile 4	340 months – 341 months

Quartile	Loan Age
Quartile 1	19 months – 19 months
Quartile 2	19 months – 20 months
Quartile 3	20 months – 20 months
Quartile 4	20 months – 29 months

Quartile	Current Loan Size
Quartile 1	$149,600 - $187,763
Quartile 2	$187,763 - $230,000
Quartile 3	$230,000 - $286,000
Quartile 4	$286,000 - $450,000

Loan Purpose

The following table identifies the percentage of the current unpaid principal balance (or “UPB”) of the Reference Pool and the percentage of current mortgage loans in the Reference Pool that are either purchase mortgages or refinance mortgages:

Loan Purpose	UPB	Loans
Purchase	39.84%	40.90%
Refinance	60.16%	59.10%

Property Type

The following table identifies the percentage of the current UPB of the Reference Pool and the percentage of mortgage loans in the Reference Pool that are either purchase mortgages or refinance mortgages:

Property Type	UPB	Loans
Single-Family	97.05%	97.36%
Multi-Family	2.95%	2.64%

FWP-11

Occupancy Status

The following table identifies the percentage of the current UPB of the Reference Pool and the percentage of mortgages in the Reference Pool that are secured by primary residences, second homes and investment properties:

Occupancy Status	UPB	Loans
Owner-occupied	95.53%	95.60%
Vacation	2.77%	2.64%
Investment	1.70%	1.76%

Geographic Concentration

The following table identifies the percentage of the current UPB of the Reference Pool and the percentage of mortgages in the Reference Pool that are secured by properties in a given US state:

State	UPB	Loans
AL	0.62	0.68%
AK	2.17	2.15%
AZ	2.72	2.84%
AR	0.06	0.10%
CA	11.7	10.37%
CO	1.31	1.37%
CT	2.04	2.05%
DE	0.38	0.39%
DC	0.09	0.10%
GA	1.82	1.66%
HI	0.6	0.59%
ID	0.21	0.20%
IL	7.95	8.32%
IN	0.59	0.68%
IA	1.78	1.96%
KY	0.24	0.29%
LA	1.16	1.08%
ME	0.43	0.39%
MD	2.26	2.05%
MA	4.36	4.11%
MI	1.8	1.96%
MN	3.92	4.01%
MS	0.8	0.88%
MO	1.56	1.66%
MT	1.8	1.86%
NE	0.94	1.17%
NV	0.61	0.59%
NH	1.17	1.17%
NJ	3.17	2.74%
NM	2.45	2.15%
NC	0.81	0.88%
ND	0.08	0.10%
OH	5.23	5.58%
OK	0.83	0.88%
OR	2.69	2.74%
PA	5.33	5.19%
RI	0.6	0.68%
SC	0.4	0.39%
SD	0.23	0.20%
TN	0.64	0.68%
UT	1.37	1.57%
VT	0.47	0.49%
VA	3.59	3.33%
WA	3.85	4.01%
WV	0.52	0.59%
WI	11.97	12.23%
WY	0.69	0.88%

FWP-12

Historical Pool Factor Values

The following table sets forth historical pool factor values for the Reference Pool since October 2006, as calculated and published by Fannie Mae.

Month	Pool Factor
October 2006	0.93263628
November 2006	0.92106270
December 2006	0.91447995
January 2007	0.90808254
February 2007	0.89908683
March 2007	0.89245962
April 2007	0.88453007
May 2007	0.87583437

The text and table above are included solely for information purposes. The table is not intended to reflect the likely or anticipated principal repayment experience of the Reference Pool or any of the mortgage loans comprising the Reference Pool during any future periods. You must make your own assumptions regarding the future principal repayment experience of the Reference Pool and the effect of such repayment on the likelihood that your Notes will be automatically redeemed prior to maturity.

The text and table above are included solely for information purposes. The table is not intended to reflect the likely or anticipated principal repayment experience of the Reference Pool or any of the mortgage loans comprising the Reference Pool during any future periods. You must make your own assumptions regarding the future principal repayment experience of the Reference Pool and the effect of such repayment on the likelihood that your Notes will be automatically redeemed prior to maturity.

ADDITIONAL TERMS OF THE NOTES

Interest Payments

Interest payments will be paid to the person in whose name the Notes are registered at 5:00 pm, New York City time, on the record date, which is the 24th day of each month, commencing in July 2007, but excluding the interest payment date corresponding to the maturity date or the redemption date, as applicable. Interest on the Notes to be paid on the maturity date or the redemption date, as applicable, will be paid to the person to whom the principal is payable.

FWP-13

Discontinuance of the Current Pool Factor

If Fannie Mae discontinues publication of the Current Pool Factor or, despite continued publication of the Current Pool Factor, our right to use the Current Pool Factor ends, and Fannie Mae or any other person or entity publishes a current pool factor related to the Reference Pool which the calculation agent determines to be comparable to the discontinued Current Pool Factor, or publishes a current pool factor to an alternative reference pool, both of which the calculation agent determines to be comparable to the discontinued Current Pool Factor and Reference Pool respectively, the calculation agent, in either case, may designate such current pool factor as a successor Current Pool Factor and, if applicable, such reference pool as a successor Reference Pool. In such case, the determination of whether the Notes should be automatically redeemed will be made by reference to such successor Current Pool Factor and, if applicable, such successor Reference Pool on the review date on which such determination is to be made.

A “comparable reference pool” is any reference pool determined by the Calculation Agent, in its sole discretion, to be comparable to the Reference Pool and that has, at the time of such determination, (i) at least 100 outstanding constituent mortgage loans, (ii) no more than 30% of the unpaid principal balance of the constituent mortgage loans geographically concentrated in a single state and (iii) a gross weighted average interest rate of the constituent mortgage loans that is within 0.25% above or below the gross weighted average interest rate of the constituent mortgage loans in the Reference Pool.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the tax discussion under the accompanying prospectus supplement and prospectus and is subject to the limitations and exceptions set forth therein.

In the opinion of our counsel, Sullivan & Cromwell LLP, you will be taxed on any interest on your Notes at the time you receive the interest or when it accrues, depending on your method of accounting.

If you purchase Class B1 Notes or Class B2 Notes, you may elect to treat the amounts paid in excess of the principal amounts of such Notes as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Note by the amount of amortizable bond premium allocable to that year, based on your Note’s yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method)” in the accompanying prospectus supplement.

For further discussion of the tax consequences applicable to you, please see the accompanying prospectus supplement and prospectus.

FWP-14

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about , which is the business day following the pricing date (this settlement cycle being referred to as “T+ [•]”). See “Plan of Distribution” in the prospectus supplement.

FWP-15

ANNEX A

TABLE OF THRESHOLD FACTORS FOR CLASS A1 NOTES / CLASS B1 NOTES

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
Jul 2007	0.76829854	Feb 2015	0.32119423	Sep 2022	0.16669330
Aug 2007	0.76301636	Mar 2015	0.31793777	Oct 2022	0.16598380
Sep 2007	0.75757095	Apr 2015	0.31473394	Nov 2022	0.16528650
Oct 2007	0.75196530	May 2015	0.31158191	Dec 2022	0.16460120
Nov 2007	0.74620247	Jun 2015	0.30848088	Jan 2023	0.16392769
Dec 2007	0.74028562	Jul 2015	0.30543004	Feb 2023	0.16326580
Jan 2008	0.73421800	Aug 2015	0.30242860	Mar 2023	0.16261533
Feb 2008	0.72800296	Sep 2015	0.29947580	Apr 2023	0.16197610
Mar 2008	0.72164392	Oct 2015	0.29657085	May 2023	0.16134792
Apr 2008	0.71532771	Nov 2015	0.29371302	Jun 2023	0.16073061
May 2008	0.70905402	Dec 2015	0.29090155	Jul 2023	0.16012400
Jun 2008	0.70282259	Jan 2016	0.28813573	Aug 2023	0.15952791
Jul 2008	0.69663314	Feb 2016	0.28541482	Sep 2023	0.15894217
Aug 2008	0.69048540	Mar 2016	0.28273814	Oct 2023	0.15836660
Sep 2008	0.68437909	Apr 2016	0.28010497	Nov 2023	0.15780105
Oct 2008	0.67831394	May 2016	0.27751464	Dec 2023	0.15724535
Nov 2008	0.67228968	Jun 2016	0.27496646	Jan 2024	0.15669934
Dec 2008	0.66630604	Jul 2016	0.27245978	Feb 2024	0.15616286
Jan 2009	0.66036277	Aug 2016	0.26999394	Mar 2024	0.15563575
Feb 2009	0.65445959	Sep 2016	0.26756830	Apr 2024	0.15511787
Mar 2009	0.64859624	Oct 2016	0.26518222	May 2024	0.15460905
Apr 2009	0.64277246	Nov 2016	0.26283508	Jun 2024	0.15410915
May 2009	0.63698800	Dec 2016	0.26052626	Jul 2024	0.15361803
Jun 2009	0.63124260	Jan 2017	0.25825516	Aug 2024	0.15313553
Jul 2009	0.62553599	Feb 2017	0.25602119	Sep 2024	0.15266152
Aug 2009	0.61986794	Mar 2017	0.25382375	Oct 2024	0.15219586
Sep 2009	0.61423817	Apr 2017	0.25166226	Nov 2024	0.15173841
Oct 2009	0.60864645	May 2017	0.24953617	Dec 2024	0.15128904
Nov 2009	0.60309253	Jun 2017	0.24744492	Jan 2025	0.15084761
Dec 2009	0.59757616	Jul 2017	0.24538794	Feb 2025	0.15041399
Jan 2010	0.59209708	Aug 2017	0.24336469	Mar 2025	0.14998805
Feb 2010	0.58665507	Sep 2017	0.24137466	Apr 2025	0.14956967
Mar 2010	0.58124987	Oct 2017	0.23941730	May 2025	0.14915872
Apr 2010	0.57588124	Nov 2017	0.23749210	Jun 2025	0.14875507
May 2010	0.57054896	Dec 2017	0.23559855	Jul 2025	0.14835862
Jun 2010	0.56525276	Jan 2018	0.23373615	Aug 2025	0.14796923
Jul 2010	0.55999243	Feb 2018	0.23190440	Sep 2025	0.14758679
Aug 2010	0.55476773	Mar 2018	0.23010282	Oct 2025	0.14721119
Sep 2010	0.54957842	Apr 2018	0.22833093	Nov 2025	0.14684231
Oct 2010	0.54442427	May 2018	0.22658827	Dec 2025	0.14648004
Nov 2010	0.53930505	Jun 2018	0.22487435	Jan 2026	0.14612427
Dec 2010	0.53422054	Jul 2018	0.22318874	Feb 2026	0.14577490
Jan 2011	0.52917050	Aug 2018	0.22153097	Mar 2026	0.14543181
Feb 2011	0.52415471	Sep 2018	0.21990061	Apr 2026	0.14509490

A-1

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
Mar 2011	0.51917294	Oct 2018	0.21829721	May 2026	0.14476407
Apr 2011	0.51422498	Nov 2018	0.21672036	Jun 2026	0.14443922
May 2011	0.50931060	Dec 2018	0.21516963	Jul 2026	0.14412025
Jun 2011	0.50442958	Jan 2019	0.21364460	Aug 2026	0.14380706
Jul 2011	0.49958170	Feb 2019	0.21214486	Sep 2026	0.14349955
Aug 2011	0.49476675	Mar 2019	0.21067001	Oct 2026	0.14319763
Sep 2011	0.48998451	Apr 2019	0.20921966	Nov 2026	0.14290121
Oct 2011	0.48523476	May 2019	0.20779341	Dec 2026	0.14261019
Nov 2011	0.48051730	Jun 2019	0.20639088	Jan 2027	0.14232448
Dec 2011	0.47583191	Jul 2019	0.20501169	Feb 2027	0.14204399
Jan 2012	0.47117838	Aug 2019	0.20365546	Mar 2027	0.14176864
Feb 2012	0.46655650	Sep 2019	0.20232184	Apr 2027	0.14149834
Mar 2012	0.46196606	Oct 2019	0.20101046	May 2027	0.14123301
Apr 2012	0.45740687	Nov 2019	0.19972096	Jun 2027	0.14097255
May 2012	0.45287871	Dec 2019	0.19845300	Jul 2027	0.14071690
Jun 2012	0.44838138	Jan 2020	0.19720622	Aug 2027	0.14046596
Jul 2012	0.44391468	Feb 2020	0.19598030	Sep 2027	0.14021967
Aug 2012	0.43947840	Mar 2020	0.19477490	Oct 2027	0.13997793
Sep 2012	0.43507236	Apr 2020	0.19358968	Nov 2027	0.13974068
Oct 2012	0.43069634	May 2020	0.19242433	Dec 2027	0.13950783
Nov 2012	0.42635016	Jun 2020	0.19127853	Jan 2028	0.13927932
Dec 2012	0.42203361	Jul 2020	0.19015196	Feb 2028	0.13905507
Jan 2013	0.41774651	Aug 2020	0.18904431	Mar 2028	0.13883500
Feb 2013	0.41348866	Sep 2020	0.18795529	Apr 2028	0.13861906
Mar 2013	0.40925987	Oct 2020	0.18688459	May 2028	0.13840716
Apr 2013	0.40505994	Nov 2020	0.18583192	Jun 2028	0.13819924
May 2013	0.40088870	Dec 2020	0.18479698	Jul 2028	0.13799523
Jun 2013	0.39674594	Jan 2021	0.18377950	Aug 2028	0.13779506
Jul 2013	0.39263149	Feb 2021	0.18277919	Sep 2028	0.13759868
Aug 2013	0.38854516	Mar 2021	0.18179578	Oct 2028	0.13740600
Sep 2013	0.38448676	Apr 2021	0.18082900	Nov 2028	0.13721698
Oct 2013	0.38045611	May 2021	0.17987857	Dec 2028	0.13703155
Nov 2013	0.37645302	Jun 2021	0.17894423	Jan 2029	0.13684965
Dec 2013	0.37247733	Jul 2021	0.17802573	Feb 2029	0.13667121
Jan 2014	0.36852884	Aug 2021	0.17712281	Mar 2029	0.13649618
Feb 2014	0.36460738	Sep 2021	0.17623521	Apr 2029	0.13632450
Mar 2014	0.36071278	Oct 2021	0.17536269	May 2029	0.13615612
Apr 2014	0.35684484	Nov 2021	0.17450501	Jun 2029	0.13599096
May 2014	0.35301369	Dec 2021	0.17366193	Jul 2029	0.13582899
Jun 2014	0.34924416	Jan 2022	0.17283321	Aug 2029	0.13567015
Jul 2014	0.34553531	Feb 2022	0.17201861	Sep 2029	0.13551437
Aug 2014	0.34188619	Mar 2022	0.17121792	Oct 2029	0.13536162
Sep 2014	0.33829585	Apr 2022	0.17043090
Oct 2014	0.33476338	May 2022	0.16965734
Nov 2014	0.33128787	Jun 2022	0.16889701
Dec 2014	0.32786842	Jul 2022	0.16814970
Jan 2015	0.32450416	Aug 2022	0.16741520

A-2

ANNEX B

TABLE OF THRESHOLD FACTORS FOR CLASS A2 NOTES / CLASS B2 NOTES

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
Jul 2007	0.73006995	Feb 2015	0.28296564	Sep 2022	0.12846471
Aug 2007	0.72478776	Mar 2015	0.27970917	Oct 2022	0.12775521
Sep 2007	0.71934236	Apr 2015	0.27650534	Nov 2022	0.12705791
Oct 2007	0.71373671	May 2015	0.27335332	Dec 2022	0.12637260
Nov 2007	0.70797388	Jun 2015	0.27025229	Jan 2023	0.12569910
Dec 2007	0.70205702	Jul 2015	0.26720145	Feb 2023	0.12503721
Jan 2008	0.69598940	Aug 2015	0.26420001	Mar 2023	0.12438674
Feb 2008	0.68977436	Sep 2015	0.26124720	Apr 2023	0.12374751
Mar 2008	0.68341533	Oct 2015	0.25834226	May 2023	0.12311933
Apr 2008	0.67709911	Nov 2015	0.25548442	Jun 2023	0.12250202
May 2008	0.67082543	Dec 2015	0.25267296	Jul 2023	0.12189541
Jun 2008	0.66459400	Jan 2016	0.24990713	Aug 2023	0.12129931
Jul 2008	0.65840455	Feb 2016	0.24718623	Sep 2023	0.12071357
Aug 2008	0.65225680	Mar 2016	0.24450954	Oct 2023	0.12013801
Sep 2008	0.64615049	Apr 2016	0.24187638	Nov 2023	0.11957246
Oct 2008	0.64008534	May 2016	0.23928604	Dec 2023	0.11901676
Nov 2008	0.63406108	Jun 2016	0.23673787	Jan 2024	0.11847075
Dec 2008	0.62807745	Jul 2016	0.23423119	Feb 2024	0.11793427
Jan 2009	0.62213417	Aug 2016	0.23176535	Mar 2024	0.11740716
Feb 2009	0.61623099	Sep 2016	0.22933971	Apr 2024	0.11688927
Mar 2009	0.61036765	Oct 2016	0.22695363	May 2024	0.11638045
Apr 2009	0.60454387	Nov 2016	0.22460649	Jun 2024	0.11588056
May 2009	0.59875941	Dec 2016	0.22229767	Jul 2024	0.11538943
Jun 2009	0.59301400	Jan 2017	0.22002657	Aug 2024	0.11490694
Jul 2009	0.58730740	Feb 2017	0.21779259	Sep 2024	0.11443293
Aug 2009	0.58163934	Mar 2017	0.21559515	Oct 2024	0.11396727
Sep 2009	0.57600958	Apr 2017	0.21343367	Nov 2024	0.11350982
Oct 2009	0.57041786	May 2017	0.21130758	Dec 2024	0.11306045
Nov 2009	0.56486394	Jun 2017	0.20921632	Jan 2025	0.11261902
Dec 2009	0.55934756	Jul 2017	0.20715934	Feb 2025	0.11218540
Jan 2010	0.55386849	Aug 2017	0.20513610	Mar 2025	0.11175946
Feb 2010	0.54842647	Sep 2017	0.20314606	Apr 2025	0.11134108
Mar 2010	0.54302128	Oct 2017	0.20118870	May 2025	0.11093012
Apr 2010	0.53765265	Nov 2017	0.19926350	Jun 2025	0.11052648
May 2010	0.53232036	Dec 2017	0.19736995	Jul 2025	0.11013002
Jun 2010	0.52702417	Jan 2018	0.19550755	Aug 2025	0.10974063
Jul 2010	0.52176384	Feb 2018	0.19367581	Sep 2025	0.10935820
Aug 2010	0.51653914	Mar 2018	0.19187423	Oct 2025	0.10898259
Sep 2010	0.51134983	Apr 2018	0.19010234	Nov 2025	0.10861371
Oct 2010	0.50619568	May 2018	0.18835967	Dec 2025	0.10825145
Nov 2010	0.50107646	Jun 2018	0.18664576	Jan 2026	0.10789568
Dec 2010	0.49599194	Jul 2018	0.18496014	Feb 2026	0.10754630
Jan 2011	0.49094190	Aug 2018	0.18330237	Mar 2026	0.10720321
Feb 2011	0.48592611	Sep 2018	0.18167201	Apr 2026	0.10686631

B-1

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
Mar 2011	0.48094435	Oct 2018	0.18006862	May 2026	0.10653548
Apr 2011	0.47599639	Nov 2018	0.17849177	Jun 2026	0.10621063
May 2011	0.47108201	Dec 2018	0.17694103	Jul 2026	0.10589166
Jun 2011	0.46620099	Jan 2019	0.17541600	Aug 2026	0.10557847
Jul 2011	0.46135311	Feb 2019	0.17391627	Sep 2026	0.10527096
Aug 2011	0.45653816	Mar 2019	0.17244142	Oct 2026	0.10496904
Sep 2011	0.45175592	Apr 2019	0.17099107	Nov 2026	0.10467262
Oct 2011	0.44700617	May 2019	0.16956482	Dec 2026	0.10438159
Nov 2011	0.44228871	Jun 2019	0.16816228	Jan 2027	0.10409588
Dec 2011	0.43760331	Jul 2019	0.16678309	Feb 2027	0.10381540
Jan 2012	0.43294978	Aug 2019	0.16542687	Mar 2027	0.10354005
Feb 2012	0.42832790	Sep 2019	0.16409325	Apr 2027	0.10326975
Mar 2012	0.42373747	Oct 2019	0.16278186	May 2027	0.10300441
Apr 2012	0.41917828	Nov 2019	0.16149237	Jun 2027	0.10274396
May 2012	0.41465011	Dec 2019	0.16022440	Jul 2027	0.10248831
Jun 2012	0.41015278	Jan 2020	0.15897763	Aug 2027	0.10223737
Jul 2012	0.40568608	Feb 2020	0.15775171	Sep 2027	0.10199107
Aug 2012	0.40124981	Mar 2020	0.15654630	Oct 2027	0.10174933
Sep 2012	0.39684376	Apr 2020	0.15536109	Nov 2027	0.10151208
Oct 2012	0.39246775	May 2020	0.15419574	Dec 2027	0.10127924
Nov 2012	0.38812156	Jun 2020	0.15304993	Jan 2028	0.10105073
Dec 2012	0.38380502	Jul 2020	0.15192336	Feb 2028	0.10082647
Jan 2013	0.37951792	Aug 2020	0.15081572	Mar 2028	0.10060641
Feb 2013	0.37526007	Sep 2020	0.14972669	Apr 2028	0.10039046
Mar 2013	0.37103128	Oct 2020	0.14865599	May 2028	0.10017856
Apr 2013	0.36683135	Nov 2020	0.14760332	Jun 2028	0.09997064
May 2013	0.36266010	Dec 2020	0.14656839	Jul 2028	0.09976663
Jun 2013	0.35851735	Jan 2021	0.14555091	Aug 2028	0.09956647
Jul 2013	0.35440290	Feb 2021	0.14455060	Sep 2028	0.09937008
Aug 2013	0.35031656	Mar 2021	0.14356719	Oct 2028	0.09917741
Sep 2013	0.34625816	Apr 2021	0.14260040	Nov 2028	0.09898839
Oct 2013	0.34222751	May 2021	0.14164997	Dec 2028	0.09880296
Nov 2013	0.33822443	Jun 2021	0.14071564	Jan 2029	0.09862105
Dec 2013	0.33424873	Jul 2021	0.13979714	Feb 2029	0.09844262
Jan 2014	0.33030025	Aug 2021	0.13889421	Mar 2029	0.09826759
Feb 2014	0.32637879	Sep 2021	0.13800662	Apr 2029	0.09809591
Mar 2014	0.32248418	Oct 2021	0.13713410	May 2029	0.09792752
Apr 2014	0.31861625	Nov 2021	0.13627642	Jun 2029	0.09776237
May 2014	0.31478509	Dec 2021	0.13543334	Jul 2029	0.09760040
Jun 2014	0.31101557	Jan 2022	0.13460461	Aug 2029	0.09744155
Jul 2014	0.30730672	Feb 2022	0.13379002	Sep 2029	0.09728578
Aug 2014	0.30365759	Mar 2022	0.13298933	Oct 2029	0.09713303
Sep 2014	0.30006726	Apr 2022	0.13220231
Oct 2014	0.29653478	May 2022	0.13142874
Nov 2014	0.29305927	Jun 2022	0.13066841
Dec 2014	0.28963983	Jul 2022	0.12992110
Jan 2015	0.28627557	Aug 2022	0.12918661

B-2

ANNEX C

PREPAYMENT HYPOTHETICALS

Mortgage prepayment rates are commonly measured relative to a prepayment standard or model. One such model is The Bond Market Association’s standard prepayment model (“PSA”). PSA represents an assumed rate at which a pool of new mortgage loans will prepay.

The standard model, referred to as “100% PSA,” works as follows: the annualized prepayment rate is 0.2% of the then unpaid principal balance of the pool in the first month after the origination of the mortgages, which is then increased by an additional 0.2% each month until the 30th month, following which it would remain constant thereafter throughout the term of the mortgage. In short, the assumed annualized prepayment rate for “100% PSA” would thus be 0.4% in month 2, 0.6% in month 3, and so on, until it reaches 6% at month 30 and then remains at 6% for all later months.

Multiples of PSA are calculated in the same way. Thus, “150% PSA” means an annual prepayment rate of 0.3% in month 1, 0.6% in month 2, 0.9% in month 3 and 9% in month 30 and afterwards. Similarly, “200% PSA” means an annual prepayment rate of 0.4% in month 1, 0.8% in month 2, 1.2% in month 3, and 12% in month 30 and afterwards. The scenario where no prepayments are assumed to occur is “0% PSA.”

The following four tables illustrate certain prepayment hypotheticals with assumed coupons at different constant percentages of PSA. The top row of information represents the incremental shift of the Treasury Yield Curve. The second row represents the median of the prepayment speeds estimated by major mortgage dealers under these varied interest rate scenarios as of May 7, 2007, as calculated and published by Bloomberg as Consensus Speeds for FNCL 5.5 for new issue collateral. The remaining rows indicate, for the indicated prepayment speed, whether the Notes would be subject to automatic redemption, the modeled redemption date if automatic redemption would occur and the yield on your Notes to automatic redemption or maturity, as applicable.

Prepayment Sensitivity of Class A1 Notes: Price = 100.00, Assumed Coupon = 5.500%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	107% PSA	120% PSA	138% PSA	206% PSA	719% PSA	1537% PSA	1666% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	May 25, 2025	Nov 25, 2023	Sep 25, 2021	June 25, 2010	Oct 25, 2007	July 25, 2007	July 25, 2007
Yield to Maturity or Automatic Redemption	5.563	5.563	5.563	5.563	5.564	5.566	5.566

Prepayment Sensitivity of Class A2 Notes: Price = 100.00, Assumed Coupon = 5.550%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	107% PSA	120% PSA	138% PSA	206% PSA	719% PSA	1537% PSA	1666% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	Nov 25, 2027	Aug 25, 2026	Oct 25, 2024	June 25, 2013	Nov 25, 2007	July 25, 2007	July 25, 2007
Yield to Maturity or Automatic Redemption	5.615	5.615	5.615	5.615	5.615	5.617	5.617

Prepayment Sensitivity of Class B1 Notes: Price = 100.00, Assumed Coupon = 5.600%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	107% PSA	120% PSA	138% PSA	206% PSA	719% PSA	1537% PSA	1666% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	May 25, 2025	Nov 25, 2023	Sep 25, 2021	June 25, 2010	Oct 25, 2007	July 25, 2007	July 25, 2007
Yield to Maturity or Automatic Redemption	5.632	5.630	5.627	5.529	4.616	2.407	2.407

Prepayment Sensitivity of Class B2 Notes: Price = 100.00, Assumed Coupon = 5.650%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	107% PSA	120% PSA	138% PSA	206% PSA	719% PSA	1537% PSA	1666% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	Nov 25, 2027	Aug 25, 2026	Oct 25, 2024	June 25, 2013	Nov 25, 2007	July 25, 2007	July 25, 2007
Yield to Maturity or Automatic Redemption	5.685	5.684	5.682	5.642	4.852	2.428	2.428

The prepayment speeds in the foregoing tables represent the consensus estimates of major mortgage dealers based on historic prepayment rates. Such estimates should be not interpreted as an indication of the actual or expected prepayment speeds of the mortgages comprising the Reference Pool. Moreover, the PSA model does not describe the historic performance of any particular pool of mortgage loans or predict the prepayment behavior of the mortgages comprising the Reference Pool. It is highly unlikely that the mortgages comprising the Reference Pool will prepay at any constant percentage of PSA or at any other constant rate.

The following table illustrates the scenario where no principal prepayments are made on the mortgages comprising the Reference Pool throughout the life of the Notes and only scheduled principal payments are made.

	Class A1 Notes	Class A2 Notes	Class B1 Notes	Class B2 Notes
	Price = 100, Assumed Coupon = 5.500%	Price = 100, Assumed Coupon = 5.550%	Price = 100, Assumed Coupon = 5.600%	Price = 100, Assumed Coupon = 5.650%
Speed of Repayment	0% PSA	0% PSA	0% PSA	0% PSA
Automatic Redemption Prior to Maturity?	No	No	No	No
Maturity	October 25, 2029	October 25, 2029	October 25, 2029	October 25, 2029
Yield to Maturity	5.563	5.615	5.636	5.687

$[•]

BARCLAYS BANK PLC

Automatically Redeemable SMORESSM Notes due October 25, 2029

MEDIUM-TERM NOTES, SERIES A

FREE WRITING PROSPECTUS

May 11, 2007

(to Prospectus dated September 21, 2005 and

Prospectus Supplement dated November 1, 2006)